Mail Stop 0308

      June 22, 2005

Mr. E. Lee Wyatt, Jr.
Executive Vice President, Chief Financial Officer and Treasurer
Sonic Automotive, Inc.
6415 Idlewood Road
Charlotte, NC 28212

	Re:	Sonic Automotive, Inc.
      Form 10-K for the Year Ended December 31, 2004
      File No. 1-13395

Dear Mr. Wyatt:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Mike Moran
								Accounting Branch Chief

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE